Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
ARTISTdirect, Inc.

We consent to the incorporation by reference in the registration statements (No. 333-122027, No. 333-53208, No. 333-38104, No. 333-63572 and No. 333-68396) on Forms S-8 of ARTISTdirect, Inc., of our report dated  April 27, 2007, with respect to the consolidated balance sheets of ARTISTdirect, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ deficiency and cash flows for the years then ended, which report appears in the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 of ARTISTdirect, Inc.

/s/ Gumbiner Savett Inc.

GUMBINER SAVETT INC.

Santa Monica, California
April 30, 2007